Exhibit 99.1

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Robert McGee 212-460-4111
February 15, 2018

CON EDISON REPORTS 2017 EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) (NYSE: ED) today reported 2017 net income of $1,525 million or $4.97 a share compared with $1,245 million or $4.15 a share in 2016. Adjusted earnings were $1,264 million or $4.12 a share in 2017 compared with $1,198 million or $3.99 a share in 2016. Adjusted earnings for 2017 exclude the re-measurement of Con Edison's deferred tax assets and liabilities upon enactment of the Tax Cuts and Jobs Act of 2017 (TCJA), the effects of the gain on the sale of a solar electric production project and the net mark-to-market of Con Edison Clean Energy Businesses, Inc. (the Clean Energy Businesses or the CEBs). Adjusted earnings for 2016 exclude the effects of the gain on the sale of the CEBs' retail electric supply business, the goodwill impairment of the CEBs' energy service business and the net mark-to-market of the CEBs.

For the fourth quarter of 2017, net income was $505 million or $1.63 a share compared with $207 million or $0.68 a share in the fourth quarter of 2016. Adjusted earnings were $247 million or $0.80 a share in 2017 compared with $211 million or $0.69 a share in 2016. Adjusted earnings for the fourth quarter of 2017 exclude the re-measurement of Con Edison's deferred tax assets and liabilities upon enactment of the TCJA and the net mark-to-market effects of the Clean Energy Businesses. Adjusted earnings for the fourth quarter of 2016 exclude the effects of the gain on the sale of the CEBs' retail electric supply business, the goodwill impairment of the CEBs' energy service business and the net mark-to-market of the CEBs.

“The company’s performance was strong in 2017, and we continue to be committed to safety, reliability, and improving the customer experience,” said John McAvoy, Con Edison’s chairman and CEO. “We are working every day to lead the way to a new energy future that increasingly relies on clean, renewable resources. Our employees also took on both new and unexpected challenges, including performing heroically coming to the aid of hurricane victims in Florida and Puerto Rico."

The following table is a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income to adjusted earnings for the three months and the years ended December 31, 2017 and 2016.

	For the Three Months Ended				For the Years Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2017	2016	2017	2016	2017	2016	2017	2016
Reported earnings per share (basic) and net income (GAAP basis)	$1.63	$0.68	$505	$207	$4.97	$4.15	$1,525	$1,245
Gain on sale of the CEBs' retail electric supply business (a)	—	(0.03)	—	(9)	—	(0.19)	—	(56)
Goodwill impairment related to the CEBs' energy service business (b)	—	0.04	—	12	—	0.04	—	12
Gain on sale of the CEBs' solar electric production project	—	—	—	—	—	—	(1)	—
Enactment of the TCJA (c)	(0.84)	—	(259)	—	(0.85)	—	(259)	—
Net mark-to-market effects of the CEBs (d)	0.01	—	1	1	—	(0.01)	(1)	(3)
Adjusted earnings per share and adjusted earnings (non-GAAP basis)	$0.80	$0.69	$247	$211	$4.12	$3.99	$1,264	$1,198

(a)	After taxes of $(48) million for the year ended December 31, 2016, which includes an adjustment for the apportionment of state income taxes.

(b)	After taxes of $3 million for the three months and the year ended December 31, 2016.

(c)
Upon enactment of the TCJA, Con Edison re-measured its deferred tax assets and liabilities based upon the 21 percent corporate income tax rate under the TCJA. As a result, Con Edison decreased its net deferred tax liabilities by $5,312 million, recognized $259 million (or $0.84 per share and $0.85 per share for the three months and the year ended December 31, 2017, respectively) in net income, decreased its regulatory asset for future income tax by $1,250 million, decreased its regulatory asset for revenue taxes by $90 million and accrued a regulatory liability for future income tax of $3,713 million. The amounts recognized in net income were $269 million (or $0.87 per share and $0.88 per share for the three months and the year ended December 31, 2017, respectively), $11 million (or $0.04 per share for the three months and the year ended

CON EDISON REPORTS 2017 EARNINGS	page 2

December 31, 2017), and $(21) million (or $(0.07) per share for the three months and the year ended December 31, 2017) for the Clean Energy Businesses, Con Edison Transmission, Inc., and the parent company, respectively.

(d)	After taxes of $(2) million for the year ended December 31, 2016.

The company expects its adjusted earnings for the year 2018 to be in the range of $4.15 to $4.35 per share. Adjusted earnings per share exclude the Clean Energy Businesses' net mark-to-market effects, the amount of which will not be determinable until year end. The forecast reflects capital investments of $3,969 million and operations and maintenance expenses of $3,095 million.

Con Edison plans to meet its 2018 capital requirements through internally-generated funds and the issuance of securities. The company's plans include the issuance of between $1,300 million and $1,800 million of long-term debt at the utilities, and the issuance of additional debt secured by its renewable electric production projects. The plans also include the issuance of up to $450 million of common equity in addition to equity under its dividend reinvestment, employee stock purchase and long term incentive plans. The plans do not reflect the provision to the utilities’ customers of any TCJA benefits that the New York State Public Service Commission and the New Jersey Board of Public Utilities may require to be provided.

The results of operations for the three months and the year ended December 31, 2017, as compared with the 2016 periods, reflect changes in rate plans and regulatory charges and the impact of weather on steam revenues. The results of operations also reflect income from renewable investments at the Clean Energy Businesses and income from equity investments at Con Edison Transmission, Inc. Operations and maintenance expenses for Consolidated Edison Company of New York, Inc. (CECONY) for the three months and the year ended December 31, 2017 primarily reflect lower costs for pensions and other postretirement benefits. In addition, the utilities' rate plans provide for revenues to cover expected changes in certain operating costs including depreciation, property taxes and other tax matters. See Attachments B and C to this press release for the estimated effect on earnings per share and net income for the 2017 periods compared to the 2016 periods resulting from these and other factors.

The Company's 2017 Annual Report on Form 10-K is being filed with the Securities and Exchange Commission. Consolidated income statements for 2017 and 2016 are attached to this press release (Attachment A). A 2017 earnings release presentation will be available at www.conedison.com (select "For Investors" and then select "Press Releases").

-more-

CON EDISON REPORTS 2017 EARNINGS	page 3

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and speak only as of that time. Actual results or developments may differ materially from those included in the forward-looking statements because of various factors such as those identified in reports the company has filed with the Securities and Exchange Commission, including that the company’s subsidiaries are extensively regulated and are subject to penalties; its utility subsidiaries’ rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries’ rate plans; the intentional misconduct of employees or contractors could adversely affect it; the failure of, or damage to, its subsidiaries’ facilities could adversely affect it; a cyber-attack could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries’ operations; a disruption in the wholesale energy markets or failure by an energy supplier could adversely affect it; it has substantial unfunded pension and other postretirement benefit liabilities; its ability to pay dividends or interest depends on dividends from its subsidiaries; it requires access to capital markets to satisfy funding requirements; changes to tax laws could adversely affect it; its strategies may not be effective to address changes in the external business environment; and it also faces other risks that are beyond its control.

This press release also contains a financial measure, adjusted earnings, that is not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). This non-GAAP financial measure should not be considered as an alternative to net income, which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings excludes from net income the net mark-to-market changes in the fair value of the derivative instruments the Clean Energy Businesses use to economically hedge market price fluctuations in related underlying physical transactions for the purchase or sale of electricity and gas. Adjusted earnings may also exclude from net income certain other items that the company does not consider indicative of its ongoing financial performance. Management uses this non-GAAP financial measure to facilitate the analysis of the company's financial performance as compared to its internal budgets and previous financial results. Management also uses this non-GAAP financial measure to communicate to investors and others the company’s expectations regarding its future earnings and dividends on its common stock. Management believes that this non-GAAP financial measure is also useful and meaningful to investors to facilitate their analysis of the company's financial performance.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $12 billion in annual revenues and $48 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc., a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc., a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., which through its subsidiaries develops, owns and operates renewable and energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc., which through its subsidiaries invests in electric and natural gas transmission projects.

# # #

Attachment A

CONSOLIDATED EDISON, INC.
CONSOLIDATED INCOME STATEMENT

	For the Three Months Ended		For the Years Ended
	December 31,		December 31,
	2017	2016	2017	2016
	(Unaudited)
	(Millions of Dollars/Except Share Data)
OPERATING REVENUES
Electric	$2,039	$2,024	$8,612	$8,741
Gas	540	446	2,133	1,692
Steam	147	145	595	551
Non-utility	235	92	693	1,091
TOTAL OPERATING REVENUES	2,961	2,707	12,033	12,075
OPERATING EXPENSES
Purchased power	348	392	1,601	2,439
Fuel	47	39	216	172
Gas purchased for resale	224	158	808	477
Other operations and maintenance	898	821	3,303	3,269
Depreciation and amortization	342	311	1,341	1,216
Taxes, other than income taxes	558	508	2,155	2,031
TOTAL OPERATING EXPENSES	2,417	2,229	9,424	9,604
Gain on sale of retail electric supply business	—	—	1	104
OPERATING INCOME	544	478	2,610	2,575
OTHER INCOME (DEDUCTIONS)
Investment income	19	20	79	47
Other income	5	(13)	47	44
Allowance for equity funds used during construction	4	2	11	10
Other deductions	(10)	(6)	(21)	(37)
TOTAL OTHER INCOME	18	3	116	64
INCOME BEFORE INTEREST AND INCOME TAX EXPENSE	562	481	2,726	2,639
INTEREST EXPENSE
Interest on long-term debt	187	173	726	678
Other interest	—	7	11	24
Allowance for borrowed funds used during construction	(2)	(2)	(8)	(6)
NET INTEREST EXPENSE	185	178	729	696
INCOME BEFORE INCOME TAX EXPENSE	377	303	1,997	1,943
INCOME TAX EXPENSE	(128)	96	472	698
NET INCOME	$505	$207	$1,525	$1,245
Net income per common share — basic	$1.63	$0.68	$4.97	$4.15
Net income per common share — diluted	$1.62	$0.67	$4.94	$4.12
AVERAGE NUMBER OF SHARES OUTSTANDING — BASIC (IN MILLIONS)	310.1	304.8	307.1	300.4
AVERAGE NUMBER OF SHARES OUTSTANDING — DILUTED (IN MILLIONS)	311.8	306.2	308.8	301.9

			Attachment B
	Variation for the Three Months Ended December 31, 2017 vs. 2016
	Earnings per Share	Net Income (Millions of Dollars)
CECONY (a)
Changes in rate plans and regulatory charges
Timing of recognition of electric annual revenues	$0.03	$10	Reflects higher electric net base revenues resulting from the timing of recognition of annual revenues between quarters under the company's new electric rate plan.
Other rate plan changes	0.17	50
Reflects higher electric net base revenues of $0.02 a share resulting from the increased base rates under the company's new electric rate plan, higher gas net base revenues of $0.06 a share, growth in the number of gas customers of $0.01 a share, incentives earned under the Earnings Adjustment Mechanisms of $0.01 a share and the Energy Efficiency Portfolio Standard of $0.04 a share, a property tax refund incentive of $0.01 a share, and lower retention of Transmission Congestion Contract (TCC) auction proceeds of $(0.01) a share.

Weather impact on steam revenues	0.01	2
Operations and maintenance expenses	0.06	18	Reflects lower pension and other postretirement benefits costs of $0.07 a share.
Depreciation, property taxes and other tax matters	(0.21)	(62)	Reflects higher depreciation and amortization expense of $(0.05) a share, property taxes of $(0.14) a share, and income taxes of $(0.02) a share.
Other	—	6	Includes the dilutive effect of Con Edison's stock issuances.
Total CECONY	0.06	24
Orange and Rockland Utilities, Inc. (O&R) (a)
Changes in rate plans and regulatory charges	0.02	5	Reflects higher electric and gas net base revenues of $0.01 a share.
Other	—	1	Includes the dilutive effect of Con Edison's stock issuances.
Total O&R	0.02	6
Clean Energy Businesses
Operating revenues less energy costs	0.22	68
Reflects revenues from the engineering, procurement and construction of Upton 2 and higher revenues from renewable electric production projects. Includes $(0.01) a share of net after-tax mark-to-market losses in 2017.

Operations and maintenance expenses	(0.20)	(60)	Reflects Upton 2 engineering, procurement and construction costs and higher energy service costs.
Depreciation	(0.02)	(4)
Other	0.90	276
Includes the effect of the TCJA of $0.87 a share and the dilutive effect of Con Edison's stock issuances. Also includes $0.03 a share of net after-tax gain related to the sale of the retail electric supply business in 2016 and $(0.04) a share of impairment of the energy service business in December 2016.

Total Clean Energy Businesses	0.90	280
Con Edison Transmission, Inc.	0.03	9	Includes the effect of the TCJA of $0.04 a share. Reflects income from equity investments and the dilutive effect of Con Edison's stock issuances.
Other, including parent company expenses	(0.06)	(21)	Includes the effect of the TCJA of $(0.07) a share. Reflects higher state income tax benefits and the dilutive effect of Con Edison's stock issuances.
Total Reported (GAAP basis)	$0.95	$298
Gain on sale of the CEBs' retail electric supply business in 2016	0.03	9
Goodwill impairment related to the CEBs' energy service business in 2016	(0.04)	(12)
Enactment of the TCJA	(0.84)	(259)
Net mark-to-market effects of the CEBs	0.01	—
Total Adjusted (non-GAAP basis)	$0.11	$36

a.
Under the revenue decoupling mechanisms in the Utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.

			Attachment C
	Variation for the Years Ended December 31, 2017 vs. 2016
	Earnings per Share	Net Income (Millions of Dollars)
CECONY (a)
Changes in rate plans and regulatory charges	$0.47	$143
Reflects higher electric net base revenues of $0.10 a share resulting from the increased base rates under the company's new electric rate plan, higher gas net base revenues of $0.21 a share, growth in the number of gas customers of $0.05 a share, incentives earned under the Earnings Adjustment Mechanisms of $0.03 a share and the Energy Efficiency Portfolio Standard of $0.04 a share, a property tax refund incentive of $0.01 a share, lower retention of TCC auction proceeds of $(0.03) a share, and an increase to the regulatory reserve related to certain gas proceedings in 2016 of $0.03 a share.

Weather impact on steam revenues	0.02	6
Operations and maintenance expenses	0.30	90	Reflects lower pension and other postretirement benefits costs of $0.29 a share.
Depreciation, property taxes and other tax matters	(0.57)	(170)	Reflects higher depreciation and amortization expense of $(0.18) a share, property taxes of $(0.27) a share, and income taxes of $(0.12) a share.
Other	(0.15)	(21)	Includes the dilutive effect of Con Edison's stock issuances.
Total CECONY	0.07	48
Orange and Rockland Utilities, Inc. (O&R) (a)
Changes in rate plans and regulatory charges	0.06	18	Reflects higher electric and gas net base revenues of $0.01 and $0.04 a share, respectively.
Operations and maintenance expenses	(0.03)	(9)	Reflects higher pension costs.
Depreciation, property taxes and other tax matters	(0.03)	(6)
Other	0.01	2	Includes the dilutive effect of Con Edison's stock issuances.
Total O&R	0.01	5
Clean Energy Businesses
Operating revenues less energy costs	0.33	99
Reflects revenues from the engineering, procurement and construction of Upton 2 and higher revenues from renewable electric production projects, lower revenues and energy costs resulting from the retail electric supply business that was sold in September 2016. Includes $0.01 a share net after-tax mark-to market gains in 2016. Substantially all the mark-to-market effects in the 2016 periods were related to the retail electric business sold in September 2016.

Operations and maintenance expenses	(0.30)	(89)	Reflects Upton 2 engineering, procurement and construction costs and higher energy service costs.
Depreciation	(0.06)	(19)
Net interest expense	(0.02)	(5)
Other	0.74	228
Includes the effect of the TCJA of $0.88 a share and the dilutive effect of Con Edison's stock issuances. Also includes $0.19 a share of net after-tax gain related to the sale of the retail electric supply business in 2016 and $(0.04) a share of impairment of the energy service business in December 2016.

Total Clean Energy Businesses	0.69	214
Con Edison Transmission, Inc.	0.08	24	Includes the effect of the TCJA of $0.04 a share. Reflects income from equity investments and the dilutive effect of Con Edison's stock issuances.
Other, including parent company expenses	(0.03)	(11)	Includes the effect of the TCJA of $(0.07) a share. Reflects higher state income tax benefits and the dilutive effect of Con Edison's stock issuances.
Total Reported (GAAP basis)	$0.82	$280
Gain on sale of the CEBs' retail electric supply business in 2016	0.19	56
Goodwill impairment related to the CEBs' energy service business in 2016	(0.04)	(12)
Gain on sale of the CEBs' solar electric production project	—	(1)
Enactment of the TCJA	(0.85)	(259)
Net mark-to-market effects of the CEBs	0.01	2
Total Adjusted (non-GAAP basis)	$0.13	$66

a.
Under the revenue decoupling mechanisms in the Utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the Utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.